Entorian Conducts Search for Independent Director

To Fill Vacancy on Audit Committee

Austin, Texas - May 12, 2008 - Entorian Technologies Inc. [NASDAQ: ENTN], a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets, announced that it is conducting a search to fill a position on its Board of Directors vacated by Berry Cash, given his decision not to seek re-election to the company's Board of Directors. Entorian's common stock is traded on the NASDAQ National Market System. In accordance with NASDAQ Marketplace Rule 4350, the company is required to have three independent directors serving on its Audit Committee and the company currently has two independent directors serving on this committee. Pursuant to Marketplace Rule 4350(d)(4), Entorian is in a grace period to regain compliance expiring on its next annual stockholders' meeting, which is currently scheduled for April 23, 2009. NASDAQ recently sent the company a deficiency letter confirming that Entorian is not in compliance with Marketplace Rule 4350 regarding independent directors on its audit committee and that the company is currently in the grace period.

"The Board fully expects to fill the vacant position prior to the end of the grace period," stated Joseph C. Aragona, Entorian's Chairman of the Board. "We are in the process of conducting a search for our next director and want to be sure we locate a person with the right qualifications and expertise for our Board of Directors."

About Entorian Technologies

Entorian Technologies Inc. is a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates two ISO-certified manufacturing facilities in Irvine, California and Reynosa, Mexico.

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Entorian is a trademark of Staktek Group LP.